                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)



Filed by the Registrant [X]


Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12



                                   ICO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:


        -----------------------------------------------------------------------


   (2)  Aggregate number of securities to which transaction applies:


        -----------------------------------------------------------------------


   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


        -----------------------------------------------------------------------


   (4)  Proposed maximum aggregate value of transaction:


        -----------------------------------------------------------------------



   (5)  Total fee paid:



        -----------------------------------------------------------------------


   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:


        -----------------------------------------------------------------------


   (2)  Form, Schedule or Registration Statement No.:


        -----------------------------------------------------------------------


   (3)  Filing Party:


        -----------------------------------------------------------------------


   (4)  Date Filed:


        -----------------------------------------------------------------------

                                PRELIMINARY COPY



                                   [ICO LOGO]


                          11490 WESTHEIMER, SUITE 1000
                              HOUSTON, TEXAS 77077

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD _________ __, 2001


         The Annual Meeting of Shareholders of ICO, Inc. ("ICO") will be held at ___________, located at ____________________, Houston, Texas, on __________,
__________ __, 2001 at 10:00 a.m. Central Daylight Savings Time, for the following purposes:


         o to elect three Class I Directors to serve until the 2004 Annual Meeting of Shareholders and until their respective successors are elected and qualified;

         o to ratify and approve the selection of PricewaterhouseCoopers LLP as ICO's independent accountants for 2001; and

         o to consider and act upon any matters incidental to the foregoing purposes and transact any other business that properly comes before the meeting or any adjournment or postponement thereof.


         Only holders of shares of Common Stock of record on the books of ICO at the close of business on March 2, 2001 will be entitled to vote at the meeting or any adjournment thereof.


         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE. A REPLY ENVELOPE IS PROVIDED FOR THIS PURPOSE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR IMMEDIATE ATTENTION IS REQUESTED IN ORDER TO SAVE YOUR COMPANY ADDITIONAL SOLICITATION EXPENSE.

By Order of the Board of Directors


/s/ AL O. PACHOLDER                              /s/ SYLVIA A. PACHOLDER



Al O. Pacholder                                  Sylvia A. Pacholder
Chairman of the Board and                        Chief Executive Officer,
Chief Financial Officer                          President and Secretary


Houston, Texas


_________ __, 2001

                                PRELIMINARY COPY


                                    ICO, INC.

                          11490 WESTHEIMER, SUITE 1000
                              HOUSTON, TEXAS 77077
                                 (281) 721-4200

                                 PROXY STATEMENT

                                       FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD __________ __, 2001


         The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors" or the "Directors") of ICO, Inc. ("ICO") for use at the 2001 Annual Meeting of Shareholders (the "Annual Meeting") to be held on ________, _________ __, 2001 at 10:00 a.m., local time, at the
_______________, Houston, Texas, or at any adjournment(s) or postponement(s) thereof. A copy of ICO's Annual Report to Shareholders is being sent to shareholders with this Proxy Statement. It is not to be regarded as proxy soliciting material. The approximate date on which this Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to holders ("Shareholders") of Common Stock without par value of ICO ("Common Stock") is ________ __, 2001.


                          INFORMATION CONCERNING PROXY


REVOCABILITY OF PROXY


         The enclosed Proxy, even though executed and returned, may be revoked at any time prior to voting of the Proxy (a) by the execution and submission of a revised Proxy, (b) by written notice to the Secretary of ICO or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the Proxy will be voted at the Annual Meeting.


VOTING OF PROXIES



         Unless contrary instructions are indicated on the enclosed Proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked before they are voted) will be voted FOR the selection of three ICO nominees for Class I Directors named below. In the event a Shareholder specifies a different choice by means of the enclosed Proxy, the shares of Common Stock of such Shareholder will be voted in accordance with the specification so made.


                                VOTING SECURITIES


         The only securities of ICO entitled to vote at the Annual Meeting consist, as of February 15, 2001, of 22,686,987 shares of Common Stock. The holders of a majority of the shares entitled to vote represented in person or by proxy, constitutes a quorum for transaction of business at the Annual Meeting. Only Shareholders of record on the books of ICO on March 2, 2001 will be entitled to vote at the meeting. In voting on such matters, each Shareholder is entitled to one vote for each of said shares. Abstention votes and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners ("broker non-votes") will be counted as "present" at the Annual Meeting to determine whether a quorum exists.


         Nominees receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected as directors. "Plurality" means that the nominees who receive the largest number of votes cast will be elected as directors. Shares not voted (whether by abstention, broker non-votes or otherwise) will have no effect on the election. Any other matters that come before the Annual Meeting will be decided by the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote, and voted for or against, the matter. Shares not voted (whether by abstention, broker non-votes or otherwise) will have no effect on such other matters.

         If you have any questions, or need any assistance in voting your shares, please call Innisfree M&A Incorporated, which is assisting us with this solicitation of proxies, toll-free, at 1-888-750-5834.

                            BENEFICIAL OWNERS OF MORE
                       THAN 5% OF OUTSTANDING COMMON STOCK


         The following table contains information concerning the security ownership of certain beneficial owners known to the management of ICO, based upon filings with the Securities and Exchange Commission (the "SEC"), which beneficially own more than five percent of ICO's Common Stock at the close of business on February 15, 2001. Shareholders who are a party to the Wedco Shareholders Agreement described below, who individually are not otherwise known to be beneficial record holders of more than five percent of ICO's Common Stock, have not been set forth in the following table.



                                            AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP        PERCENT OF CLASS
------------------------------------        --------------------        ----------------

Al O. Pacholder
11490 Westheimer, Suite 1000
Houston, Texas 77077                              4,327,061 (1)               18.8% (1)

Sylvia A. Pacholder
11490 Westheimer, Suite 1000
Houston, Texas 77077                              4,236,797 (1)               18.4% (1)

William E. Willoughby
607 U.S. Highway 202
Far Hills, New Jersey 07931                       1,689,929 (1)                7.4% (1)

Dimensional Fund Advisors
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401-1005               1,236,132 (2)                5.4%

Travis Street Partners, L.L.C.
910 Travis Street, Suite 2150
Houston, Texas  77002                             1,158,300 (3)                5.1%

Kornitzer Capital Management
5420 West 61st Place
Shawnee Mission, Kansas 66205                     3,507,696 (4)               13.8%

Great Plains Trust Company
4705 Mission Road
Westwood, Kansas 66205                            2,033,411 (5)                8.5%



----------
(1) This individual is a party to the Wedco Shareholders Agreement described below in the section entitled "Shareholder Agreements & Proxies." Share amounts shown do not include, for purposes of clarity, the shares of Common Stock beneficially owned by other parties to the Wedco Shareholders Agreement because multiple parties listed in the table are party to the Wedco Shareholders Agreement and could be deemed to have beneficial ownership of the same shares. To the extent the parties to the Wedco Shareholders Agreement constitute a group, such group and its members could be deemed to be the beneficial owner of 4,680,088 shares of Common Stock or approximately 20.1% of ICO's Common Stock deemed outstanding.



(2) This information is based on the Schedule 13G filed with the SEC by the beneficial owner on February 2, 2001.



(3) This information is based on the Schedule 13D filed with the SEC by the beneficial owner on January 12, 2001.


(4) This information is based on the Schedule 13G filed with the SEC by the beneficial owner on March 29, 2000. Holdings include 743,750 shares of Common Stock and 2,763,946 shares of Common Stock it is deemed to own beneficially through holdings of 1,008,850 shares of Preferred Stock.

(5) This information is based on the Schedule 13G filed with the SEC by the beneficial owner on March 29, 2000. Holdings include 703,150 shares of Common Stock and 1,330,261 shares of Common Stock it is deemed to own beneficially through holdings of 485,550 shares of Preferred Stock.



                              ELECTION OF DIRECTORS



     Three directors are to be elected at the Annual Meeting. ICO's Charter and Bylaws provide for a classified Board of Directors. Under these provisions, the Board of Directors is divided into Classes I, II and III, the terms of office of which are currently scheduled to expire on the dates of ICO's Annual Meetings of Shareholders in 2001, 2002 and 2003, respectively. Each director elected at an annual meeting serves for a term ending on the date of the third annual meeting following the meeting at which such director was elected or until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. William E. Cornelius, Howard P. Tuckman and George S. Sirusas have been nominated to serve as Class I Directors until ICO's Annual Meeting of Shareholders in 2004. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Two of the nominees currently serve as directors of ICO. Robin E. Pacholder, a current director, is not standing for reelection at the Annual Meeting. The remaining seven directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in either 2002 or 2003. A plurality of votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Abstentions and broker non-votes (as described above) will have no effect on the election of directors.



     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the Class I nominees listed below. The Board of Directors does not contemplate that any of the nominees will not be a candidate or will be unable to serve. If such a situation arises, the persons named in the enclosed proxy, in the absence of contrary instructions, will, in their discretion, vote FOR the election of such other persons as may be nominated by the Board of Directors.


     The following table sets forth for each nominee listed in the Proxy and each other person whose term of office as a director will continue after the Annual Meeting:

     o the name and age of such person;


     o the year during which that person first became a director (if applicable); and


     o the principal position with ICO, if any.

The table has been prepared from information obtained from these persons.


               NAME                    AGE    DIRECTOR SINCE    POSITION WITH THE COMPANY
               ----                    ---    --------------    -------------------------
       Class I Directors whose terms will expire 2004 (if elected or reelected)

William E. Cornelius (1)(2)             52         1992         Director
Howard P. Tuckman (3)                   57          --          Director nominee
George S. Sirusas (4)                   61         1996         Director

                   Class II Directors whose terms will expire 2002

William J. Morgan (4)(5)                46         1992         Director
Sylvia A. Pacholder (5)                 58         1993         Chief Executive Officer, President and Director
William E. Willoughby                   80         1996         Director

                   Class III Directors whose terms will expire 2003

Al O. Pacholder (4)                     63         1990         Chairman of the Board and Chief Financial Officer
John F. Williamson (1)(2)(4)            62         1995         Director
Walter L. Leib (1)(2)                   71         1996         Director
James E. Gibson                         36         1996         Director

----------
(1)  Compensation Committee member.

(2)  Audit Committee member.

(3) Dr. Tuckman has been nominated by the ICO Board of Directors to fill the position currently held by Ms. Robin E. Pacholder. Ms. Robin Pacholder will not stand for reelection at the 2001 Annual Meeting.

(4)  Nominating Committee member.

(5)  Executive Committee member.


NOMINEES


     William E. Cornelius has been a self-employed manufacturing and business turnaround consultant since 1991.

     Howard P. Tuckman has been Dean of the Faculty of Management and Professor of Finance and Economics at Rutgers University since January 1999. From 1993 until December 1998, Dr. Tuckman was Dean of the School of Business and Professor at Virginia Commonwealth University. Dr. Tuckman has also served as interim dean and professor at Fogelman College of Business and Economics at the University of Memphis, as a professor at Florida State University and in the Office of Management and Budget for the Executive Office of the U.S. President. Dr. Tuckman is a graduate of Cornell University and has a masters degree and a Ph.D., both in economics, from the University of Wisconsin. Dr. Tuckman does not currently own any securities of ICO. Dr. Tuckman serves on the boards of the New Jersey Symphony, the New Jersey Chamber of Commerce, University Affiliates, R-Ventures, the Sales and Marketing Executives Foundation, and the Biotechnology Council of New Jersey.


     George S. Sirusas has been Senior Vice President of Sebastian Realtors since July 1998. Mr. Sirusas is retired from New Jersey Savings Bank, Somerville, New Jersey where he was employed from 1984 until the bank's merger with Summit Bank in 1995. He held the position of Vice President and Commercial Lending Officer with Summit Bank from 1995 until 1998. Mr. Sirusas was a Wedco Technology, Inc. ("Wedco") director from 1984 until its April 1996 acquisition by ICO.

     As described below under "Background," Travis Street Partners, L.L.C. has announced its intention to nominate three directors for election at the Annual Meeting.

DIRECTORS WITH TERMS EXPIRING IN 2002 AND 2003

     William J. Morgan has been President and a Managing Director of Pacholder Associates, Inc., an investment advisory firm, for more than five years. He is Chairman of the Board of Directors of Pacholder High Yield Fund, Inc., a closed-end investment company, and Smith Corona Corporation, an office supply company.


     Sylvia A. Pacholder has been Chief Executive Officer of ICO since February 1995, and President since November 1994. From July 1994 to November 1994, Ms. Pacholder served as Executive Vice President, and from January 1994 to July 1994 she served as Vice President - Corporate Development of ICO. Sylvia Pacholder is the spouse of Al O. Pacholder.

     William E. Willoughby founded Wedco and was employed by Wedco as its Chairman of the Board and President from 1960 through April 1996. Mr. Willoughby is now retired.

     Al O. Pacholder has been Chairman of the Board of Directors and Chief Financial Officer of ICO since February 1995. Dr. Pacholder has been Chairman of the Board and a Managing Director of Pacholder Associates, Inc. since 1983. He serves on the boards of Southland Corporation, which owns and operates convenience stores, and Trump's Castle Associates, which owns and operates the Trump's Castle Casino Resort in Atlantic City, New Jersey. Dr. Pacholder is the spouse of Sylvia A. Pacholder, father of Robin E. Pacholder and father-in-law of David M. Gerst.

     John F. Williamson has been Chairman and President of Williamson Associates, Inc., an investment management company, since January 1996. From May of 1995 to January 1996, Mr. Williamson was Executive Vice President and

Chief Financial Officer of Asset Allocation Concepts, Inc., an investment management company. Mr. Williamson serves on the Board of Directors of Pacholder High Yield Fund, Inc.

     Walter L. Leib has been Senior Partner in the law firm of Leib, Kraus, Grispin & Roth, in Scotch Plains, New Jersey since its inception in 1971. Mr. Leib served as a director of Wedco from 1970 and as outside General Counsel to Wedco from its inception in 1960, until the acquisition of Wedco by ICO in April 1996.

     James E. Gibson has been employed at Pacholder Associates, Inc., first as Senior Vice President, since 1992, and as Executive Vice President, since 1997.


                                   BACKGROUND


     On August 16, 2000, representatives of NetworkOil, Inc. ("NetworkOil"), a privately held company that is attempting to develop an "internet market place for petroleum equipment and services," arranged to meet with representatives of ICO. ICO had been told the meeting was to discuss the possibility of the sale by ICO of some of its products and services through NetworkOil's Internet marketplace. At the meeting, however, Christopher N. O'Sullivan, NetworkOil's chairman and founder, indicated that NetworkOil was in fact interested in purchasing ICO's oilfield services business. The ICO representatives told NetworkOil they would bring any credible offer to the attention of ICO's Board of Directors. At no time thereafter did ICO receive any additional information from NetworkOil about a transaction.


     On December 8, 2000, Travis Street Partners, L.L.C. ("TSP"), several of whose members are affiliated with NetworkOil, delivered to ICO a notice purporting to nominate three candidates for election as directors of ICO at the 2001 Annual Meeting in accordance with ICO's Bylaws. TSP is managed by Christopher O'Sullivan, NetworkOil's chairman and founder, and Timothy Gollin. The notice states that TSP intends to nominate James D. Calaway, a director of NetworkOil ("Calaway"), A. John Knapp, an investor in NetworkOil ("Knapp"), and Charles T. McCord, III ("McCord") for election as directors at the upcoming Annual Meeting. According to the notice, Knapp, Calaway and McCord are members of TSP.


     On December 13, 2000, ICO representatives informed TSP representatives that ICO had reviewed the TSP notice and that ICO senior officers would be willing to meet with TSP representatives to learn about TSP and the intended nominees. At a subsequent meeting on December 19, TSP's managers explained that TSP was considering an offer to buy either the entire company or ICO's oilfield services business. ICO's representatives responded that they would refer any such offer to the ICO Board if TSP had a proposal in mind. TSP stated at the meeting that, in the event of such a purchase by TSP, the eventual owner of the oilfield services was anticipated to be NetworkOil.


     On December 20, 2000, ICO received a letter from TSP stating that TSP was prepared to make a fully-financed offer to acquire ICO at a price of $2.85 per share of Common Stock, or, in the alternative, to acquire ICO's oilfield services business at a price "in the range of 5x TTM EBITDA." The letter did not disclose how such a purchase would be financed. TSP conditioned its willingness to conduct a friendly offer upon (1) receipt of ICO's written consent to pursue a transaction in accordance with the terms of such letter no later than 12:00 noon on Friday, December 22, 2000--two days after the date of the letter--and
(2) the negotiation and execution of a sale agreement with TSP for ICO or its oilfield services business no later than December 31, 2000. As an additional condition, TSP required ICO to make no disclosure of the TSP proposal.


     At a December 22, 2000 meeting, ICO's Board of Directors considered the TSP letter and unanimously determined that the process suggested by TSP was inconsistent with ICO's goal of building value for all ICO shareholders. To effectively build such shareholder value, the Board also authorized engagement of an investment banking firm to assist ICO in exploring strategic alternatives so as to benefit all ICO shareholders. On December 22, 2000, Al O. Pacholder sent the following correspondence to TSP:


          We have received your letter dated December 20, 2000, in which you threaten a costly and disruptive proxy contest unless we consent in writing, within 48 hours, to pursue a transaction with you in accordance with the terms of your highly conditional expression of interest, and also execute an agreement by December 31 for a sale to you.

          ICO's board of directors and management are committed to building value for all ICO shareholders. The directors of ICO have unanimously determined that the process your suggest in your letter would be inconsistent with that goal.

          Thank you for your interest in ICO.


     On December 29, 2000, TSP filed a Schedule 13D with the Securities and Exchange Commission indicating that TSP beneficially owned approximately 5.02% of ICO Common Stock. On January 12, 2001, TSP filed an amended Schedule 13D with the SEC indicating that TSP beneficially owed approximately 5.11% of ICO Common Stock.

     On January 18, 2001, ICO hired Bear, Stearns & Co. Inc. to assist ICO in exploring strategic alternatives available to ICO. These alternatives could include a sale of one or more of ICO's business units. ICO believes the current Board of Directors and ICO's new nominee, Howard P. Tuckman, upon his election, will be better positioned than TSP's nominees to explore strategic alternatives for the benefit of all shareholders because TSP has publicly stated its desire to acquire ICO or its oilfield services business thereby creating a conflict of interest for TSP's nominees between building value for all ICO shareholders, which all directors are obligated to do by their fiduciary duties, and selling ICO to TSP at the cheapest possible price as members of TSP.

     On February 1, 2001, ICO received a letter wherein TSP revived its December 20, 2000 letter (discussed above) and gave ICO until February 23, 2001 to respond. TSP indicated that it was prepared to make an offer to purchase (or to cause ICO to offer to purchase) all of ICO's outstanding depositary shares at a price of $20.00 per share and to cause ICO to comply fully with the terms of the indenture for ICO's 10-3/8% senior notes if ICO's board consented to the TSP transaction. TSP also stated that it was prepared to make an offer to pay an additional premium for ICO's Common Stock based upon a formula set forth in its letter.

     ICO responded to TSP on February 6, 2001 with the following letter:

                  Dear Mr. Gollin:

                  We have received your February 1 letter seeking to revive the highly conditional proposal contained in your letter of December 20, 2000, which proposal expired by its terms on December 22, 2000.

                  As you know, we recently retained Bear, Stearns & Co. Inc. to assist the Board in exploring strategic alternatives to build shareholder value. Bear Stearns is working with the Board and management to address the concern that the markets have not put a fair value on ICO's businesses.

                  We do not believe that Travis Street Partners shares the Board's commitment to unlock ICO's true value for the benefit of all shareholders. Rather, we believe that, as a bidder, you are seeking to obtain ICO and its valuable assets at the lowest possible price for your own benefit.

                  We note that your latest letter purports to state a price, while at the same time reserving the right to reduce that price should ICO's directors resist the proxy fight you started.

                  Consequently, we regard your letter with its February 23, 2001 expiration as the latest step in your ongoing campaign . . . to derail our review of strategic alternatives with Bear Stearns. In our view, you oppose that process because its goal, enhancement of value for all shareholders, is diametrically opposed to your goal of acquiring ICO at the cheapest possible price. Our belief as to the real purpose of your letter is highlighted by the fact that you released it on your web site and issued a press release about it even before sending it to ICO.

                  The current and future fair value of ICO belong to its shareholders, not to opportunistic bidders. Our Board is committed to realizing those values for the shareholders.

                  Very truly yours,

                  Al O. Pacholder



     On February 9, 2001, TSP indicated, in a press release and in an amended
Schedule 13D filing with the SEC, that it was "reconsidering the terms of its proposal to purchase ICO for $2.85 per share" due to its evaluation of ICO's operating results for the first fiscal quarter of 2000. In its amended preliminary proxy statement filed with the SEC on February 16, 2001, TSP indicated that, due to ICO's first fiscal quarter results, "there will be no premium available" regarding its $2.85 per share proposal. As stated above, ICO believes that TSP has an irreconcilable conflict of interest between wanting to buy the company or its oilfield services division at the lowest possible price, on one hand, and seeking election of its nominees for the Board and enhancing value for all ICO shareholders, on the other hand.


                        EXECUTIVE OFFICERS OF THE COMPANY


         The following table sets forth the names, ages and titles of the executive officers of ICO, other than the executive officers who are also directors of ICO, as of February 15, 2001.



             NAME                     AGE           POSITION WITH THE COMPANY
             ----                     ---           -------------------------
       Isaac H. Joseph                45     President - ICO Worldwide, Inc.

       Jon C. Biro                    34     Senior Vice President, Chief Accounting Officer
                                             and Treasurer

       David M. Gerst                 42     Senior Vice President and General Counsel



     Isaac H. Joseph has been principally employed as President of ICO Worldwide, Inc. since April 1998. Mr. Joseph was Executive Vice President - Oilfield Services of ICO from November 1996 to April 1998. From July 1996 to November 1996, Mr. Joseph served as Senior Vice President - Corporate Administration and Sales. From March 1995 to June 1996, Mr. Joseph was employed as Senior Vice President - Sales.

     Jon C. Biro, a certified public accountant, has been principally employed as Controller of ICO since October 1994, as Controller and Treasurer of ICO since April 1995, and as Senior Vice President, Chief Accounting Officer and Treasurer since September 1996. Prior to that time, Mr. Biro was with Pricewaterhouse LLP, a predecessor of PricewaterhouseCoopers LLP.

     David M. Gerst, a graduate of Stanford University and the UCLA School of Law, has been Senior Vice President and General Counsel of ICO since September 1998. Mr. Gerst was Senior Vice President and General Counsel of Bayshore Industrial, Inc., a subsidiary of ICO, from February 1997 to August 1998; was a plant manager for Wedco, Inc., a subsidiary of ICO, from October 1996 to January 1997; was a general business consultant to ICO, among others, from 1995 to October 1996; and has been licensed to practice law since 1983.


                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES


     The Board of Directors held four meetings during the fiscal year ended September 30, 2000. Each meeting was attended by all directors, except that Mr. Willoughby attended two of the four meetings. Each director who is not an ICO employee received a stipend of $16,250 in fiscal year 2000. The annual non-employee director stipend was increased from $15,000 to $20,000 per year effective on July 1, 2000. In addition, each non-employee director receives a director's fee of $1,000 for each meeting of the Board of Directors or committee of the Board of Directors attended and reimbursement of actual expenses incurred. The Chairmen of the Audit and Compensation Committees also received an annual stipend of $2,000 for fiscal year 2000; this stipend has been increased to $5,000 per year effective on November 29, 2000 and will be paid to the Chairman of the Nominating Committee as well. In addition, each director who is not an employee is a participant in the Second Amended and Restated 1993 Non-Employee Director Stock Option Plan. Under the current terms of the plan, each non-employee director is granted options to purchase 5,000 shares of Common Stock upon appointment to the Board of Directors and options to purchase 5,000 shares of Common Stock on the first business day after the date of each subsequent Annual Meeting of Shareholders. In fiscal 2000, options to purchase 5,000 shares at an exercise price of $1-13/16 per share were granted to each of Messrs. Morgan, Cornelius, Williamson, Leib, Willoughby, Sirusas and Gibson.

     The Executive Committee is composed of Dr. Pacholder, Ms. Sylvia A. Pacholder and Mr. Morgan. The functions of the Executive Committee include reviewing capital expenditure projects, assisting management in implementing consolidation plans relating to acquisitions and assisting management in developing and implementing strategic plans. The Executive Committee did not meet in fiscal year 2000.


     The Compensation Committee is composed of Mr. Cornelius, Chairman, and Messrs. Leib and Williamson. Mr. Leib replaced Mr. Morgan on January 8, 2001, subsequent to the end of the 2000 fiscal year. The change in the membership of the Compensation Committee was effected to enhance the independence of the committee members. The Compensation Committee reviews and establishes compensation arrangements for directors, officers and other employees and takes whatever action that may be required in connection with ICO's stock option plans. Please see the report of the Compensation Committee below. The Compensation Committee met twice in fiscal year 2000 with all members attending each meeting.

     The Audit Committee, its members and its report for fiscal year 2000 is set forth in the immediately following section.

     The Board of Directors designated a standing Nominating Committee on November 29, 2000. It is composed of Mr. Morgan, Chairman, Mr. Williamson and Mr. Sirusas. Mr. Williamson replaced Ms. Robin E. Pacholder subsequent to the committee's meeting to select nominees for the 2001 Annual Meeting. The Nominating Committee is responsible for identifying qualified candidates to serve as nominee for directors pursuant to the direction of the Board of Directors. The Nominating Committee was not in existence during fiscal year 2000. The Nominating Committee will consider nominees recommended by Shareholders upon submission in writing to the Secretary of ICO of the names of such nominees, together with their qualifications for service as a director of ICO. Any such nominations must conform with the requirements of ICO's bylaws.


                             AUDIT COMMITTEE REPORT


     The Audit Committee consisted of Messrs. Cornelius, Williamson, Leib and Gibson for its review of the fiscal year ended September 30, 2000. Mr. Sirusas and Mr. Morgan resigned from the Audit Committee on November 29, 2000, prior to the meeting with the accountants. Mr. Gibson resigned on January 8, 2001, after the meeting with the accountants. The changes in the Audit Committee membership regarding Messrs. Morgan and Gibson were effected to ensure ICO's compliance with applicable listing standards of the National Association of Securities Dealers (the "NASD"). Mr. Sirusas resigned in order to join the Nominating Committee. Each of Mr. Cornelius, Mr. Williamson and Mr. Leib is independent, as defined in the applicable NASD listing standards, as required by these standards prior to June 14, 2001. The Audit Committee reviews the professional services provided by ICO's independent accountants, the independence of such accountants from ICO's management, ICO's annual and quarterly financial statements, ICO's financial reporting process and internal control system and ICO's significant accounting and financial reporting principles, practices and procedures. The Audit Committee also reviews such other matters with respect to ICO's accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

     ICO's Board of Directors has adopted a written charter for its Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement. During fiscal 2000, the Audit Committee held one meeting. In connection with the preparation and filing of ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000, the Audit Committee:

          o reviewed and discussed the audited financial statements with ICO's management;

          o discussed with PricewaterhouseCoopers LLP, ICO's independent auditors, the matters required to be disclosed by Statement of Auditing Standards 61;



          o received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Communications with Audit Committees, regarding PricewaterhouseCoopers LLP's independence; and



          o considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.


Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in ICO's Annual Report on Form 10-K for the year ended September 30, 2000.


                                              AUDIT COMMITTEE
                                              John F. Williamson
                                              William E. Cornelius
                                              James E. Gibson
                                              Walter L. Leib



                              SECURITY OWNERSHIP OF
                           THE BOARD OF DIRECTORS AND
                        EXECUTIVE OFFICERS OF THE COMPANY


     The following table sets forth, as of February 15, 2001, the shares of Common Stock beneficially owned by:


          o    each director and ICO nominee for director of ICO;

          o each current executive officer of ICO listed in the Summary Compensation Table set forth below; and


          o all current officers, current directors and ICO director nominees as a group.


Except as otherwise set forth, such persons have sole voting power and sole dispositive power with respect to the shares beneficially owned by them.


                                                      NUMBER OF SHARES             PERCENT
NAME                                                 BENEFICIALLY OWNED            OF CLASS
----                                                 ------------------            --------
Class I Directors and Nominee
William E. Cornelius                                    34,000 (1)                      *
Robin E. Pacholder                                      86,336 (2)(3)(4)                *
George S. Sirusas                                       47,959 (5)                      *
Howard P. Tuckman                                            0                         --

Class II Directors
William J. Morgan                                      884,270 (2)(6)(7)             3.9%
Sylvia A. Pacholder                                  4,236,797 (2)(4)(7)(8)         18.4%
William E. Willoughby                                1,689,929 (2)(9)                7.4%

Class III Directors
Al O. Pacholder                                      4,327,061 (2)(4)(7)(10)        18.8%
John F. Williamson                                      37,631 (11)                     *
Walter L. Leib                                         907,204 (12)                  4.0%
James E. Gibson                                         28,000 (13)                     *

Executive Officers Who Are Not Directors

Isaac H. Joseph                                         53,332 (4)(14)                  *
Jon C. Biro                                             65,844 (4)(15)                  *
David M. Gerst                                          53,350 (4)(16)                  *

Named Officers, Directors and Nominees
as a group (14 persons)                              5,086,608 (4)(17)              20.5%

------------------
*      Less than 1% of outstanding shares.

(1) Share amounts consist of 1,000 shares of Common Stock and 33,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

(2) This director or executive officer is a party to the Wedco Shareholders Agreement described below in the Section entitled "Shareholder Agreements & Proxies." Except as set forth in the notes, share amounts do not include, for purposes of clarity, the shares of Common Stock beneficially owned by other parties to the Wedco Shareholders Agreement because multiple parties listed in the table are party to such agreement and could be deemed to have beneficial ownership of the same shares. To the extent the parties to the Wedco Shareholders Agreement constitute a group, such group and its members could be deemed to be the beneficial owner of 4,680,088 shares of Common Stock or approximately 20.1% of the shares of Common Stock of ICO deemed outstanding (of which 4,087,635 shares of these beneficially owned shares of Common Stock were outstanding as of February 15, 2001).

(3) Share amounts include 14,700 shares of Common Stock, 1,644 Shares of Common Stock that may be acquired upon conversion of Convertible Exchangeable Preferred Stock, and 50,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO's various employee stock option plans, 11,000 shares of Common Stock issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, and 8,992 shares of Common Stock held in ICO's 401(k) plans. Excludes shares beneficially owned by David Gerst, Ms. Pacholder's spouse, as set forth in note (16) below.

(4) Beneficial ownership with respect to shares held in ICO's 401(k) plans are attributed to the participants. The ICO 401(k) plans (the "Plans") were amended on January 26, 2001 to provide for voting of the ICO Common Stock held in the Plans at the direction of Plans' participants. Prior to this amendment, the Plans provided for the voting of 401(k) shares at the direction of ICO. At the time of the 2000 Annual Meeting of the Shareholders, shares held in the Plans were voted at the direction of the Plans' participants in accordance with the terms of the Plans at that time. After the date of the 2000 Annual Meeting of the Shareholders, the administrator of the Plans was changed. At the time of this change of administrator, the Plans were also changed to provide for voting of the 401(k) shares at ICO's direction. ICO subsequently decided it would be preferable to allow employee voting of the Plans' shares and the Plans were amended to reflect this decision before any shareholder vote had taken place.

(5) Share amounts include 18,219 shares of Common Stock, 2,740 shares of Common Stock that may be acquired upon conversion of Convertible Exchangeable Preferred Stock and 27,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors. Common stock holdings for Mr. Sirusas include 2,379 shares held by his wife.

(6) Share amounts include 44,000 shares of Common Stock and 33,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

(7) Share amounts include 180,000 shares of Common Stock and 63,051 shares of Common Stock that may be acquired upon conversion of Convertible Exchangeable Preferred Stock held by a limited partnership, of which Dr. Pacholder and Mr. Morgan are general partners. Pursuant to an Investment Advisory Agreement, Pacholder Associates, Inc. has sole voting and investment power over such securities. Share amounts also include 415,461 shares of Common Stock, 102,879 shares of Common Stock that may be acquired through the exercise of warrants (such warrants have an exercise price of $5.00 and expire in July 2002) and 45,879 shares of Common Stock that may be acquired upon conversion of Convertible Exchangeable Preferred Stock owned by Pacholder Associates, Inc. Dr. Pacholder, Ms. Sylvia Pacholder and Mr. Morgan are majority owners of Pacholder Associates, Inc.

(8) Share amounts include 31,400 shares of Common Stock, 125,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO's various employee stock option plans, 2,000 shares of Common Stock issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, 4,291 shares of Common Stock held in ICO's 401(k) plans and (i) 374,873 shares of Common Stock issued in connection with acquisitions by ICO over which Ms. Sylvia Pacholder and Dr. Pacholder share voting power (but exclude 20,949 shares of Common Stock in ICO's 401(k) plans owned by recipients of ICO Common Stock in connection with the Bayshore Industrial, Inc. merger) and (ii) 2,891,963 shares of Common Stock of ICO subject to the Wedco Shareholders Agreement over which Ms. Sylvia Pacholder and Dr. Pacholder possess the power to vote on certain matters as described below in the section entitled "Shareholder Agreements & Proxies." Excludes shares beneficially owned by Dr. Pacholder, Ms. Pacholder's spouse, as set forth in note (10) below.

(9) Share amounts include 1,662,929 shares of Common Stock and 27,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors. Common Stock owned by Mr. Willoughby includes 149,139 shares owned jointly with his wife and 663,246 shares owned by his wife.

(10) Share amounts include 118,200 shares of Common Stock, 125,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO's various employee stock option plans, 6,000 shares of Common Stock issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, 3,755 shares of Common Stock held in ICO's 401(k) plans and (i) 374,873 shares of Common Stock issued in connection with acquisitions by ICO over which Ms. Sylvia Pacholder and Dr. Pacholder share voting power (but exclude 20,949 shares of Common Stock in ICO's 401(k) plans owned by recipients of ICO Common Stock in connection with the Bayshore Industrial, Inc. merger) and (ii) 2,891,963 shares of Common Stock of ICO subject to the Wedco Shareholders Agreement over which Ms. Sylvia Pacholder and Dr. Pacholder possess the power to vote on certain matters as described below in the section entitled "Shareholder Agreements & Proxies." Excludes shares beneficially owned by Ms. Sylvia Pacholder, Dr. Pacholder's spouse, as set forth in note (8) above.

(11) Share amounts include 8,631 shares of Common Stock, and 29,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors. Common Stock holdings for Mr. Williamson include 437 shares owned by his wife.

(12) Share amounts include 55,021 shares of Common Stock, 4,384 shares of Common Stock that may be acquired upon conversion of Convertible Exchangeable Preferred Stock, 27,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors and 820,799 shares of Common Stock of ICO subject to the Wedco Shareholders Agreement over which Mr. Leib has the power to vote on certain matters as described below in the Section entitled "Shareholder Agreements & Proxies."

(13) Share amounts include 1,000 shares of Common Stock owned jointly by Mr. Gibson and his wife and 27,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

(14) Share amounts include 50,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO's various employee stock option plans and 3,332 shares of Common Stock held in ICO's 401(k) plans.

(15) Share amounts include 12,000 shares of Common Stock that are jointly owned by Mr. Biro and his wife, 50,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO's various employee stock option plans and 3,844 shares of Common Stock held in ICO's 401(k) plans.

(16) Share amounts include 50,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO's various employee stock option plans and 3,350 shares of Common Stock held in ICO's 401(k) plans. Excludes shares beneficially owned by Robin Pacholder, Mr. Gerst's spouse, as set forth in note (3) above.

(17) Share amounts include 2,562,561 shares of Common Stock, 117,697 shares of Common Stock that may be acquired upon conversion of Convertible Exchangeable Preferred Stock, 450,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO's various employee stock option plans, 222,000 shares of Common Stock issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, 27,564 shares of Common Stock held in ICO's 401(k) plans, and 374,873 shares of Common Stock issued in connection with acquisitions over which Ms. Sylvia Pacholder and Dr. Pacholder share voting power (but exclude 20,949 shares of Common Stock in ICO's 401(k) plans owned by recipients of ICO Common Stock in connection with the Bayshore Industrial, Inc. merger).


                             EXECUTIVE COMPENSATION


       The following table sets forth the cash compensation paid by ICO to each of the four most highly compensated executive officers and directors (other than ICO's Chief Executive Officer) and ICO's Chief Executive Officer during the fiscal years ended September 30, 2000, 1999 and 1998. For fiscal 2000, the Compensation Committee retained an independent compensation consultant to conduct a comprehensive survey of executive compensation. Increases for ICO executive compensation in fiscal 2000 took into account findings of the independent consultant that compensation for ICO's executives was generally below the median compensation for executives in companies in ICO's business sectors. See the "Report of the Compensation Committee of the Board of Directors on Executive Compensation" below for additional information.


                           SUMMARY COMPENSATION TABLE


                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                               ------------
                                                   ANNUAL COMPENSATION          SECURITIES
 NAME AND                            FISCAL     ------------------------        UNDERLYING           ALL OTHER
 PRINCIPAL POSITION                   YEAR      SALARY(1)       BONUS(3)        OPTIONS (#)     COMPENSATION(5)(6)
 ------------------                  ------     ---------       --------       ------------     ------------------
 Sylvia A. Pacholder                  2000      $363,000         $150,000          125,000             $2,600
     President and                    1999       308,000 (2)            0                0              1,200 (7)
     Chief Executive Officer          1998       325,000          220,000 (4)            0              2,500

 Al O. Pacholder                      2000       335,000           75,000          125,000              2,600
     Chairman of the Board            1999       294,000 (2)            0                0              1,200 (7)
     and Chief Financial Officer      1998       310,000          180,000 (4)            0              2,500

 Isaac H. Joseph                      2000       211,000           50,000           50,000              2,500
     President - Oilfield Services    1999       189,000           15,000                0              1,200 (7)
                                      1998       161,000           40,000 (4)            0              1,800

 Jon C. Biro                          2000       205,000           33,000           50,000              2,600
     Senior Vice President, Chief     1999       173,000           15,000                0              1,200 (7)
     Accounting Officer and           1998       131,000           40,000 (4)            0              2,500
     Treasurer

 David M. Gerst                       2000       172,000           25,000           50,000              2,900
     Senior Vice President and        1999       114,000           15,000                0              1,600 (7)
     General Counsel                  1998        85,000           15,000 (4)            0              2,300



----------
(1)    Rounded to nearest thousand.

(2) During fiscal 1999, ICO's Chief Executive Officer and its Chairman/Chief Financial Officer voluntarily waived 10 percent of their salary. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation" below.

(3) Bonuses were paid to approximately 300 employees for fiscal 2000 in amounts that vary by employee.

(4) Consists of a special bonus paid to these officers following a sale of an equity investment by ICO resulting in ICO recognizing a pre-tax gain of $11,773,000. The recognition of the gain and the distribution of the special bonuses occurred during the first quarter of fiscal 1998. In addition to these executive officers, approximately 800 other employees also received special bonuses.

(5) Includes ICO's matching contributions to one of ICO's Employee Stock Ownership Plans (401(k) plans).

(6) Voting rights with respect to shares issued in certain acquisitions were given to ICO's Chairman of the Board and Chief Executive Officer as discussed below in the section entitled "Shareholder Agreements & Proxies." ICO does not consider these arrangements to be compensation.

(7) This amount has been adjusted to reflect refunds made after the date of the January 26, 2000 Proxy Statement as a result of overcontributions to the plan.


                   CERTAIN INFORMATION REGARDING PARTICIPANTS

       ICO, each of its current directors, each ICO nominee and each of ICO's executive officers could be deemed participants in any solicitation by ICO in opposition to TSP (collectively, the "Participants"). Certain information relating to the Participants is set forth below.

TRANSACTIONS BY PARTICIPANTS IN THE SECURITIES OF ICO IN THE PAST TWO YEARS


       The dates within the past two years on which any of the Participants purchased or sold securities of ICO and the amount purchased or sold on each date are set forth below. Except as indicated below, all transactions were in the Common Stock of ICO and were effected on the stock market. Except as indicated below, no Participant has purchased or sold any securities of ICO within the past two years.



                                                                 NUMBER OF         NUMBER OF
                                               DATE OF             SHARES            SHARES
           PARTICIPANT                       TRANSACTION         PURCHASED            SOLD
           -----------                       -----------         ---------         ---------
                                        COMMON STOCK (rounded to whole shares)

           Walter L. Leib                       4/5/1999            2,000
                                                6/3/1999            2,000
                                               11/8/1999            1,000
                                               9/29/2000            1,100
                                               12/6/2000            1,000

           William J. Morgan                    3/8/1999           20,000
                                               5/12/2000            1,400
                                               5/15/2000            8,600
                                               12/6/2000           10,000

           Al O. Pacholder                      3/8/1999           20,000
                                               2/22/2000           20,000
                                               4/11/2000           20,000

           Robin E. Pacholder                  9/27/1999            6,200

           George S. Sirusas                   9/29/1999            5,000

           John F. Williamson                  3/11/1999            4,000
                                                7/1/1999                              9,945
                                                1/7/2000            5,500

                                                                 NUMBER OF         NUMBER OF
                                               DATE OF             SHARES            SHARES
           PARTICIPANT                       TRANSACTION         PURCHASED            SOLD
           -----------                       -----------         ---------         ---------

           William E. Willoughby               5/25/1999                             10,000
                                               5/26/1999                              7,500
                                               5/27/1999                              7,500
                                               7/15/1999                              9,000

           Jon C. Biro                          3/8/1999            3,000
                                               7/14/1999            3,000
                                              12/27/1999            3,000
                                               5/25/2000            1,500

                                     $6.75 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

           Walter L. Leib                      12/8/1999              200
                                              12/14/1999              500
                                              10/25/2000              500

           George S. Sirusas                  10/20/2000            1,000



BUSINESS ADDRESSES


       The business address for each Participant is 11490 Westheimer, Suite 1100, Houston, Texas 77077.

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS


       Except as otherwise stated herein, none of the Participants is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of ICO, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division or losses or profits, or the giving or withholding of proxies. Except as otherwise stated herein, none of the Participants has any arrangement or understanding with any person (a) with respect to any future employment by ICO or its affiliates or (b) with respect to any future transactions to which ICO or any of its affiliates will or may be a party.


                              EMPLOYMENT AGREEMENTS


       ICO has employment agreements with Ms. Sylvia A. Pacholder, Dr. Al O. Pacholder, Mr. Isaac H. Joseph, Ms. Robin E. Pacholder, Mr. Jon C. Biro and Mr. David M. Gerst. The base salary of each executive is reviewed at least annually and is increased from time to time to reflect, at a minimum, increases in the cost of living. The current base salaries are as follows:



                Sylvia A. Pacholder                             $380,000
                Al O. Pacholder                                  340,000
                Isaac H. Joseph                                  235,000
                Robin E. Pacholder                               210,000
                Jon C. Biro                                      210,000
                David M. Gerst                                   210,000


     Salary increases for each executive are to be consistent with the increases given to other key executives. Once increased, executive salaries cannot be reduced. Each executive may receive an annual cash bonus in such amount as is determined by the Board. Each executive is also eligible for other benefits offered by ICO.


     The employment agreements, as amended, for Ms. Sylvia A. Pacholder and Dr. Al O. Pacholder provide for a term of employment through December 31, 2001, that is extended automatically from day to day until such time as the executive or ICO gives written notice that automatic extensions shall cease, in which event employment terminates on a date five years after such notice has been given. The employment agreements for Mr. Isaac H. Joseph, Ms. Robin E. Pacholder and Mr. Jon C. Biro provide for a term of employment through September 3, 2000, that is extended automatically from day to day until such times as the executive or ICO gives written notice that automatic extensions shall cease, in which event employment terminates on a date two years after such notice has been given. The employment agreement for Mr. David M. Gerst provides for a term of employment through August 4, 2001, that is extended automatically from day to day until such times as the executive or ICO gives written notice that automatic extensions shall cease, in which event employment terminates on a date two years after such notice has been given.


     If an executive is terminated by ICO for Cause (as defined below), ICO shall pay the executive the full salary through the Date of Termination (as defined). If the employment of the executive is terminated by ICO other than for Cause or Disability (as defined) or by the executive for Good Reason (as defined below), the executive will be entitled to receive a lump sum equal to the sum of the following items: (1) the executive's annual base salary through the Date of Termination; (2) the product of (x) the number of days worked in the year of termination divided by 365, and (y) the greater of half of the executive's annual base salary in the year of termination or the executive's highest annual bonus paid during the employment period; and (3) five times (two times for Mr. Isaac H. Joseph, Ms. Robin E. Pacholder, Mr. Jon C. Biro and Mr. David M. Gerst) the sum of (x) the executive's annual base salary as of the Termination Date and
(y) the greater of half of the executive's annual base salary in the year of termination or the executive's highest annual bonus paid during the employment period.

     Cause is defined in the employment agreements to mean:

       o an act or acts of dishonesty taken by the executive and intended to result in substantial personal enrichment of the executive at the expense of the company; or

       o repeated violations by the executive of the executive's obligations under the employment agreement which are demonstrably willful and deliberate on the executive's part and which result in material injury to the company.

If the company wishes to terminate the executive's employment due to the second clause, the company must first give written notice of its intention setting forth in reasonable detail the repeated violations alleged by the company and the executive has a 30-day period in which to cure such violations, prior to the expiration of which the executive may not be terminated pursuant to the second clause.


     Good Reason means:


       o the executive ceasing for any reason to be a named executive officer, other than by death, disability or termination by the executive of employment with ICO other than for Good Reason;


              - the assignment to the executive of any duties inconsistent in any respect with the executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the employment agreement or

              - any other action by ICO that results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by ICO promptly after receipt of notice thereof given by the executive;

       o any failure by ICO to comply with any of the provisions of the compensation section of the agreement, other than an insubstantial and inadvertent failure which is remedied by ICO promptly after receipt of notice thereof given by the executive;

       o ICO's requiring the executive to be based at any office or location outside the greater Houston metropolitan area, except for travel reasonably required in the performance of the executive's responsibilities;

       o any purported termination by ICO of the executive's employment otherwise than as permitted by the employment agreement, it being understood that any such purported termination shall not be effective for any purpose of the agreement;

       o any failure by ICO to comply with and satisfy the section of the employment agreement requiring any parent company or successor, in the event of a change in control, by an agreement acceptable in form and substance satisfactory to the executive, guarantee and cause the performance of the employment agreement; or

       o if executive shall no longer be employed by ICO for any reason within two years after the occurrence of a change of control (as defined below).

     A change of control is defined in the employment agreements to mean a change of control of ICO during the period of an executive's employment of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date of the employment agreement, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. A change of control shall be deemed to have occurred if, without limitation:


       o ICO shall not be the surviving entity in any merger, consolidation or other transaction (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of ICO) or the shareholders of ICO prior to any such merger, consolidation or other transaction do not continue to own at least 60% of the surviving entity;


       o ICO sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of ICO);

       o      ICO is materially or completely liquidated;


       o      a third person, including a "group" as such term is used in
              Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of

              - 50% or more of the combined voting power of ICO's outstanding voting securities ordinarily having the right to vote for the election of directors of ICO or

              - 20% or more of the combined voting power of ICO's outstanding voting securities ordinarily having the right to vote for the election of directors of ICO if such acquisition is not approved by the Board of Directors then in office immediately prior to the acquisition;


       o any person (other than ICO) purchases any voting securities of ICO in a tender or exchange offer with the intent, express or implied, of purchasing or otherwise acquiring voting control of ICO; or


       o during any consecutive two-year period, individuals who constituted the Board of Directors of ICO (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of ICO was approved by a vote of at least three-quarters of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.


     If it is determined that any payment made under the employment agreement, or another plan or agreement of ICO, in the event of a change of control, would be considered a payment as defined in Section 280G of the Internal Revenue Code and is subject to excise tax under Section 4999 of the Internal Revenue Code, then the executive will be entitled to an additional "gross-up payment" that will place the executive in the same after-tax economic position as if such payment had not been considered an excess parachute payment.

     In addition to the agreements described above with the named executive officers, other ICO employees are parties to employment agreements with ICO with terms and conditions that vary by each individual employee.

                       OPTIONS GRANTED DURING FISCAL 2000

     Shown below is information on grants of stock options during 2000 to the named executive officers.


                                           % OF TOTAL                              POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF       OPTIONS                               ASSUMED ANNUAL RATES OF STOCK
                            SECURITIES     GRANTED TO                              PRICE APPRECIATION FOR OPTION
                            UNDERLYING    EMPLOYEES IN    EXERCISE                              TERM(2)
                              OPTIONS        FISCAL         PRICE     EXPIRATION   -----------------------------
        NAME                  GRANTED        YEAR(1)      ($/SHARE)      DATE              5%             10%
        ----                ----------    ------------    ---------   ----------   ---------------  ------------
Sylvia A. Pacholder           125,000      20.4%          $1.75       03/15/2010        $137,571       $348,631
Al O. Pacholder               125,000      20.4%           1.75       03/15/2010         137,571        348,631
Isaac H. Joseph                50,000       8.1%           1.75       03/15/2010          55,028        139,452
Jon C. Biro                    50,000       8.1%           1.75       03/15/2010          55,028        139,452
David M. Gerst                 50,000       8.1%           1.75       03/15/2010          55,028        139,452



----------
(1) Based on a total of 614,000 options granted to all employees in fiscal year 2000.


(2) Calculated utilizing the assumed rate of appreciation compounded annually over the ten-year term.

           FISCAL YEAR 2000 OPTION EXERCISES AND FISCAL YEAR-END VALUE

     The following table sets forth stock options exercised by the individuals named in the Summary Compensation Table during fiscal year 2000, and the number and value of all unexercised options at fiscal year end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of ICO's Common Stock on September 30, 2000.


                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                                                        OPTIONS AT SEPTEMBER 30,     MONEY OPTIONS AT SEPTEMBER
                         SHARES                                2000 (#)(1)                30, 2000 ($)(2)
                      ACQUIRED ON       VALUE          -------------------------   ---------------------------
  NAME                  EXERCISE      REALIZED         EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
  ----                -----------     --------         -------------------------    -------------------------
  Sylvia A. Pacholder        0             N/A               127,000 / 0(3)                  $31,250 / 0
  Al O. Pacholder            0             N/A               131,000 / 0(3)                   31,250 / 0
  Isaac H. Joseph            0             N/A                50,000 / 0                      12,500 / 0
  Jon C. Biro                0             N/A                50,000 / 0                      12,500 / 0
  David M. Gerst             0             N/A                50,000 / 0                      12,500 / 0



----------
(1) On June 30, 2000, the individuals listed below waived a stock option exercisable for an aggregate of 414,500 shares of the Common Stock of ICO.



                Sylvia A. Pacholder                    165,000
                Al O. Pacholder                        140,000
                Isaac H. Joseph                         42,000
                Jon C. Biro                             52,500
                David M. Gerst                          15,000



(2) Based upon the $2.00 closing market value price of ICO's Common Stock at September 29, 2000 as reported on the NASDAQ Stock Market.

(3) Includes options granted under the 1993 Stock Option Plan for Non-Employee Directors.


                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Committee"), composed of three members, is responsible for ICO's compensation programs. The Committee reviews, evaluates and establishes compensation levels of corporate officers and administers ICO's employee stock option plans. ICO's executive compensation programs are designed to help ICO attract, motivate and retain executive talent. In making compensation decisions, the Committee also takes into account the cyclicality of ICO's business lines and progress toward the achievement of strategic Company objectives. In addition, in fiscal year 2000, the Committee retained an independent compensation consultant (one of the "Big Five" national accounting firms) to conduct a comprehensive survey of executive compensation. The compensation consultant reviewed two sources of compensation data. The first source was published independent compensation surveys, such as the Mercer Executive Compensation Survey, the ECS Industry Report on Top Management Compensation and the William M. Mercer Energy Compensation Survey. These surveys, as a whole, analyzed executive compensation in the chemicals, plastics and energy industries, as well as the non-durable goods manufacturing sector. The second source of compensation data was proxy statements filed by oilfield services and specialty chemical companies in ICO's peer group based on annual sales levels.

     The following summarizes the Committee's compensation programs and policies and describes the bases for compensation of ICO's executive officers and its chief executive officer.

CASH COMPENSATION


     Base Salary Program. ICO believes that offering competitive rates of base pay plays an important role in its ability to attract and retain executive talent. Discretionary base salary adjustments are also made based upon each individual employee's performance over time. Generally, executive salaries are reviewed annually based on several factors including individual performance, market comparisons, ICO's overall results and financial condition and, in fiscal 2000, the report of the independent compensation consultants engaged by the committee. During fiscal 1999, ICO's Chief Executive Officer, as well as ICO's Chairman/Chief Financial Officer, voluntarily waived 10% of their salary due to the very low levels of oilfield service activity and the resulting effect on ICO's profitability. Due to improving conditions, especially the increased revenues and profitability of the oilfield services segment of ICO's business and ICO's return to profitability after the loss experienced in the previous fiscal year, the Compensation Committee rescinded the waiver in December 1999. Base salaries were generally increased for executive officers in fiscal 2000, both as result of improvements over fiscal 1999 results and findings in the consultant's survey that ICO executives' base salaries were generally below medians for executives at companies in ICO's business sectors.

     Annual Performance Compensation. ICO has historically provided annual performance compensation in the form of cash bonuses. The Committee's decisions are typically based upon the performance and financial condition of ICO and subjective factors including the executive officer's job performance and achievements during ICO's fiscal year. At times, special bonuses may be awarded related to specific material events which required extraordinary effort on the part of the executive officer. Cash bonuses were increased for executive officers in the 2000 fiscal year, in part because of improvements over fiscal 1999 results, (with emphasis on operational and administrative results, depending on the executive in question.) Bonuses were also increased as a result of findings in the consultant's survey that total cash compensation were generally below medians for executives at companies in ICO's business segments. During fiscal year 2000, bonuses were paid to ICO's executive officers for the reasons described above.


LONG-TERM COMPENSATION

     Stock Options. Longer-term incentives, in the form of stock options, are designed to directly link a significant portion of the executive's compensation to the enhancement of Shareholder value. Additionally, stock options encourage management to focus on longer-term objectives along with annual operating performance and encourage retention of valued employees. The Committee believes that stock incentives are appropriate, not only for senior management, but also for other employees of ICO and its subsidiaries. All options provide for purchases of shares at an exercise price equal to fair market value on the date of grant. Accordingly, the Committee, from time to time, grants stock options to ICO's executive officers. The number of options is determined based upon the level and contribution of a given employee and may take into account the number of options previously granted to the employee. In the past, the Committee has generally granted incentive stock options under ICO's plans. ICO had made no option grants to the named executive officers since fiscal 1997. Additionally, the Committee took into account the consultant's survey findings that ICO's non-cash benefits were below medians for executives at companies in ICO's business sectors. As a result, the Committee determined that grants of options were appropriate in fiscal 2000.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In determining the fiscal year 2000 compensation paid to ICO's Chief Executive Officer, the Committee took into account the executive's abilities, business experience and performance during the past fiscal year. The Committee's assessment of the Chief Executive Officer's performance included the areas of continued integration of acquired businesses, personnel development, cost control and the financial performance of ICO compared to fiscal 1999 results. The Committee, using the information provided by the independent compensation consultant, also compared the compensation levels of ICO's Chief Executive Officer to the compensation levels of chief executive officers of companies of similar size as well as companies operating in the specialty chemical and oilfield service industries. The Chief Executive's total cash compensation during fiscal 2000 was less than the median total cash compensation for the Chief Executive Officers of the companies included in the survey provided by the independent compensation consultants. The companies with which these comparisons were made were not necessarily the same as the companies included in the oilfield service and specialty chemical indices utilized in the performance graph. As with ICO's other executive officers, the Committee recommended an option grant in fiscal 2000 for the Chief Executive Officer based upon the absence of recent grants and the survey's findings with respect to non-cash compensation practices at companies in ICO's business sectors.

COMPENSATION DEDUCTION LIMITATION


     Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The Committee currently believes that ICO should be able to continue to manage its executive compensation program for named executive officers so as to preserve the related federal income tax deductions.


SUMMARY


     The Committee believes that ICO's executive compensation policies and programs serve the interests of the stockholders and ICO effectively. The various compensation programs are believed appropriately balanced to provide motivation for executives to contribute to ICO's overall success and enhance the value of ICO for the stockholders' benefit. The Committee will continue to monitor the effectiveness of ICO's compensation programs and will make changes, when appropriate, to meet the current and future needs of ICO.


                                               COMPENSATION COMMITTEE

                                               William E. Cornelius
                                               William J. Morgan
                                               John F. Williamson

                             STOCK PERFORMANCE CHART


     The following chart compares the yearly percentage change in the cumulative total shareholder return of ICO's common stock during the five years ended September 30, 2000 with: (1) the cumulative total return of the NASDAQ Composite Stock Index (U.S.); (2) an index of 33 specialty chemical companies (Value Line's Specialty Chemical Industry Index) and (3) an index of 21 oil service companies (Value Line's Oilfield Services and Equipment Industry Index).

                           STOCK PERFORMANCE CHART (1)

                                    [CHART]



                                 1995     1996     1997     1998     1999     2000
                                 ----     ----     ----     ----     ----     ----
ICO                              100.00  122.43   172.46    59.49    41.74     48.50
Oilfield Services Index          100.00  152.75   332.46   220.83   307.48    346.42
NASDAQ                           100.00  118.68   162.92   165.50   270.38    358.89
Speciality Chemicals Index       100.00  118.01   156.30   146.57   186.59    209.82



----------
(1) Assumes $100 invested on September 30, 1995 and all dividends reinvested. Data supplied by NASDAQ and Value Line Institutional Services.



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


       During fiscal year 2000, the Compensation Committee of the Board of Directors of ICO consisted of Messrs. William J. Morgan, William E. Cornelius and John F. Williamson. Subsequent to the end of fiscal year 2000, Mr. Morgan was replaced by Mr. Walter L. Leib.

       Dr. Al O. Pacholder, Ms. Sylvia A. Pacholder and Mr. William J. Morgan are each directors of ICO and are directors of Pacholder Associates, Inc. and are parties to the Wedco Shareholders Agreement. Mr. Morgan is also an executive officer of Pacholder Associates, Inc.

               CERTAIN RELATIONSHIPS, TRANSACTIONS AND AGREEMENTS

      In connection with the April 30, 1996 merger of Wedco Technology, Inc. ("Wedco") into a wholly-owned subsidiary of ICO, Wedco and William E. Willoughby entered into a ten-year non-compete agreement and a five-year consulting agreement. As consideration, Mr. Willoughby will receive $300,000 payable in 60 equal monthly installments for the non-compete agreement and $240,000 per year, payable monthly, for consulting services. Mr. Willoughby and Wedco are also parties to a salary continuation agreement that provides that Mr. Willoughby's spouse will be paid a survivorship benefit of $150,000 for five years if Mr. Willoughby predeceases his spouse at a time when he is serving as a consultant to Wedco or ICO, provided, however, such payment shall terminate upon the earlier to occur of the death of his spouse or April 30, 2001.


      Robin E. Pacholder, daughter of Ms. Sylvia Pacholder and Dr. Al Pacholder and spouse of Mr. David Gerst, is the President of Wedco - North America and is a director of ICO. As described above in the section entitled "Employment Agreements," Ms. Pacholder is party to an employment agreement with ICO. Ms. Robin Pacholder's fiscal year 2000 salary and bonus was $218,000. She was granted 50,000 options under the various ICO employee stock option plans in fiscal year 2000, at a grant price of $1.75. These options expire on March 15, 2010 and are fully vested upon grant. In addition, Ms. Robin Pacholder is entitled to certain other ICO benefits, including participation in ICO's various 401(k) plans.

      Tom D. Pacholder, son of Ms. Sylvia Pacholder and Dr. Al Pacholder, is Senior Vice President-Corporate Development of Wedco. Mr. Pacholder, who has a Master's Degree from the University of Dayton, received $119,000 in compensation during fiscal 2000.

SHAREHOLDER AGREEMENTS & PROXIES

Wedco Shareholders Agreement

      Dr. Al O. Pacholder, Sylvia A. Pacholder, Robin E. Pacholder, William J. Morgan, Pacholder Associates, Inc. and PM Delaware, Inc. (these shareholders are collectively the "ICO Group Shareholders"), and William E. Willoughby, Peggy S. Willoughby, William C. Willoughby (individually and as custodian for William B. Willoughby), Regina S. Willoughby (individually and as custodian for William B. Willoughby), Fred R. Feder, Theo J.M.L. Verhoeff and Catherine Willoughby Stevens (these shareholders are collectively the "Wedco Shareholders") (the ICO Group Shareholders and the Wedco Shareholders are collectively the "Wedco Agreement Shareholders") and ICO are parties to a shareholders agreement (the "Wedco Shareholders Agreement") covering, in the aggregate, 4,087,635 outstanding shares of ICO's Common Stock (as of February 15, 2001). Pursuant to the agreement, the Wedco Agreement Shareholders agree to take all actions necessary or appropriate to cause the election of William E. Willoughby, Walter
L. Leib and George S. Sirusas (the "Initial Wedco Directors") to the Board of Directors of ICO and to cause their re-election to the Board of Directors of ICO until the earlier of: (1) the time the Wedco Shareholders, taken a whole, beneficially own less than 1,500,000 shares of Common Stock or (2) there is a change in control (as defined below) of ICO (the "Termination Date").

      Also under the Wedco Shareholders Agreement, all the ICO Group Shareholders have granted irrevocable proxies coupled with an interest to Mr. Leib to vote their shares of Common Stock in favor of the slate of nominees for ICO's Board of Directors selected by the then incumbent members of the Board of Directors of ICO (the "Nominated Slate") effective until the Termination Date. The Wedco Shareholders have granted irrevocable proxies coupled with an interest to Ms. Sylvia A. Pacholder and Dr. Al O. Pacholder to vote their shares of Common Stock of ICO also in favor of the Nominated Slate. The Wedco Shareholders' proxies are effective while any Wedco Shareholder owns any Company stock or until a change of control (as defined in the next paragraph).

      A change of control occurs under the Wedco Shareholders Agreement when (1) any person or group becomes the beneficial owner of shares of stock or other securities of ICO either (a) constituting in excess of 50% of the shares of voting stock of ICO or (b) entitling such person or group, either immediately or with the passage of time or the occurrence of a stated event, to exercise a majority of the voting power in the election of the directors, (2) a majority of the Board of Directors of ICO ceases to be composed of the nominees of the Wedco Agreement Shareholders (the "Continuing Directors") or of persons nominated by and elected to the Board of Directors with the consent or approval of a majority of the Continuing Directors, or (3) a sale, transfer, conveyance, assignment or other disposition of all or substantially all of ICO's assets, whether in liquidation, dissolution or otherwise.

      In addition, if any one of Messrs. Willoughby, Leib or Sirusas shall cease to serve as a director of ICO at any time prior to the Termination Date, the Wedco Agreement Shareholders are required to take all actions necessary and appropriate to ensure that the vacancy created shall be filled by a person nominated by the remaining Initial Wedco Directors or, if there are no remaining Initial Wedco Directors, by the Wedco Shareholders acting by a majority in interest, subject to the consent of a majority of the full Board of Directors of ICO.

      The Wedco Shareholders Agreement also provides that if one or more of the Wedco Agreement Shareholders desire to sell 500,000 or more shares of Common Stock in a single or series of related transactions (other than in connection with an underwritten public offering that would not result in a transfer or transfers of 500,000 or more shares of Common Stock to any person or group of persons) such proposed sale shall not be effective unless the proposed transferee agrees to be bound as the successor to the transferor under the agreement. The Wedco Shareholders Agreement was filed as Exhibit 10.9 to ICO's Form S-4 dated March 15, 1996.

Other Acquisitions

      In each of the acquisitions described below, certain recipients of ICO Common Stock became employees of ICO after the acquisition. In order to facilitate integration of the acquired entities into ICO, the parties to the transactions agreed that it was beneficial to provide ICO with a proxy from the selling stockholders to remove the possibility that the sellers would, while employed at ICO, seek to gain leverage in compensation negotiations or otherwise undermine the efficient operation of ICO through the threat of voting their shares against management. Accordingly, proxies were obtained appointing the Chairman and the President of ICO, or either of them, to vote the recipients' shares as a part of the negotiated acquisition transactions. Each transaction is discussed in more detail below. All of the proxies discussed below expire either upon the termination of employment by the recipient or the sale of the shares the recipient received in the transaction to a non-affiliated party.

      Tubular Ultrasound Corporation and Tubular Ultrasound Systems, Inc. Pursuant to ICO's acquisition of Tubular Ultrasound Corporation and Tubular Ultrasound Systems, Inc. in November 1993, each recipient of ICO Common Stock granted an irrevocable proxy appointing James P. Shanahan, Jr. and Timothy T. Janszen, or either of them, with power of substitution, as their proxy to attend shareholders' meetings, vote, execute consents and otherwise act for them in regard to shares received in connection with the acquisition. At the time of the acquisition, Mr. Shanahan was Chairman and Chief Executive Officer of ICO and Mr. Janszen was the President of ICO. The recipients, David Siverling and Richard J. Girndt, received a total of 105,000 shares of ICO Common Stock at the time of the acquisition. The proxies were effective so long as the recipient was the record owner of the stock received in the acquisition and remained an ICO employee. None of the proxies granted in connection with these acquisitions is currently in effect.

      Shearer Supply Ltd. Pursuant to ICO's acquisition of Shearer Supply Ltd. in February 1994, each recipient of ICO Common Stock granted an irrevocable proxy appointing the Chairman and President of ICO, or either of them, with power of substitution, to vote all shares of ICO the recipient received in the acquisition on any matter on which shareholders are entitled to vote. The recipients, Brian Shearer, Courtney Shearer and George Lister, received a total of 98,294 shares of ICO Common Stock at the time of the acquisition. The proxies expired at the earliest of (1) termination of the recipient's employment by ICO,
(2) transfer of the shares to a person not affiliated with or an immediate family member of the recipient or (3) ten years. None of the proxies granted in connection with this acquisition is currently in effect.

      Permian Enterprises, Inc. Pursuant to ICO's acquisition of Permian Enterprises, Inc. in April 1994, certain recipients of ICO Common Stock granted an irrevocable proxy appointing the Chairman of the Board and the President of ICO, or either of them, to vote all shares the recipient received in the acquisition on any matter on which shareholders are entitled to vote. The recipients who granted proxies, Donald R. Warr, Judith Pittman Phillips, Patricia Pittman Lincoln and John F. Armstrong, received a total of 165,500 shares of ICO Common Stock at the time of the acquisition. The proxies expired at the earliest of (1) termination of the recipient's employment by ICO, (2) transfer of the shares to a person not affiliated with or an immediate family member of the recipient or (3) ten years. None of the proxies granted in connection with this acquisition is currently in effect.

      Frontier Inspection Services, Inc. Pursuant to ICO's acquisition of Frontier Inspection Services, Inc. in April 1994, each recipient of ICO Common Stock granted an irrevocable proxy appointing the Chairman of the Board and the President of ICO, or either of them, to vote all shares of ICO the recipient received in connection with the acquisition on any matter on which shareholders are entitled to vote. The recipients, Jack
C. Cave, John F. Thurstonson, Randy J. Roquemore, Jimmy C. Cave and Rodney D. Cave, received a total of 230,000 shares of ICO Common Stock at the time of the acquisition. The proxies expire at the earliest of (1) termination of the recipient's employment, (2) transfer of the shares to a person not affiliated with or an immediate family member of the recipient or (3) ten years. One of the recipients, Jack C. Cave, currently owns 78,000 shares of ICO Common Stock that he received in the acquisition and is an employee of ICO. None of the other proxies granted in connection with this acquisition is currently in effect.

      B & W Equipment Sales and Mfg., Inc. Pursuant to ICO's acquisition of B&W Equipment Sales and Mfg., Inc. in October 1994, each recipient of ICO Common Stock granted an irrevocable proxy to the Chairman of the Board and the President of ICO, or either of them, to vote all shares the recipient received in the acquisition on any matter on which shareholders are entitle to vote. The recipients, Jimmy F. Burleson and Barney D. Watson, received a total of 66,000 shares of ICO Common Stock at the time of the acquisition. The proxies expired at the earlier of (1) transfer of the shares to a person not affiliated with or an immediate family member of the recipient or (2) ten years. None of the proxies granted in connection with this acquisition is currently in effect.

      R.J. Dixon, Inc. Pursuant to ICO's acquisition of R.J. Dixon, Inc. in June 1995, Raymond J. Dixon granted an irrevocable proxy to the Chairman of the Board and the President of ICO, or either of them, to vote the shares of ICO Common Stock Mr. Dixon received in the acquisition on any matter on which shareholders are entitled to vote. Mr. Dixon received 94,884 shares of ICO Common Stock at the time of the acquisition. The proxy expires at the earliest of (1) termination of Mr. Dixon's employment, (2) transfer of the shares to a person not affiliated with or an immediate family member of Mr. Dixon or (3) ten years. Mr. Dixon is an ICO employee and currently holds 94,884 shares of ICO Common Stock that he received in connection with the acquisition.

      Polymer Service, Inc. Pursuant to ICO's acquisition of Polymer Service, Inc. and Polymer Service of Indiana, Inc. in July 1996, each recipient of ICO Common Stock granted an irrevocable proxy to the Chairman of the Board and the President of ICO, or either of them, with full power of substitution, to vote all shares the recipient is entitled to vote on any matter on which the shareholders are entitled to vote. The recipients, Joe Moore, Martin Broussard and Hunter Nelson, received a total of 431,826 shares of ICO Common Stock at the time of the acquisition. The proxies expire at the earlier of (1) transfer of the shares to a person or entity not related to or affiliated with the recipient or (2) ten years. One of the recipients, Joe Moore, currently owns 23,942 shares of ICO Common Stock. None of the other proxies granted in connection with this acquisition is currently in effect.

      Bayshore Industrial, Inc. Pursuant to ICO's acquisition of Bayshore Industrial, Inc. in December 1996, each recipient of ICO Common Stock granted an irrevocable proxy appointing the Chairman of the Board and the President of ICO, or either of them, with full power of substitution, to vote all shares the recipient is entitled to vote on any matter on which shareholders are entitled to vote. The recipients, Edward A. Bourbonais, George Tacquard, Carol C. Munn, Max Kloesel, Eddie Johnson, Thomas M. Cabler and Roy W. Cabler, Jr., received a total of 1,285,012 shares of ICO Common Stock at the time of the acquisition. The proxies expire at the earliest of (1) transfer of the shares to a person or entity not related to or affiliated with the recipient, (2) termination of employment of the recipient at ICO, Bayshore or a related entity, (3) if either one or both of Al Pacholder or Sylvia Pacholder cease to serve as ICO's Chairman of the Board and President and Chief Executive Officer, respectively or (4) ten years. Three of the recipients, Eddie Johnson, Max Kloesel and Carol C. Munn, currently own shares of ICO Common Stock and are employees of ICO; they hold 60,283, 116,361 and 1,403 shares, respectively. In addition, Eddie Johnson, Max Kloesel and Carol C. Munn hold, respectively, 7,284, 10,600 and 3,005 shares of ICO Common Stock in ICO's 401(k) plans. Carol C. Munn is the beneficial owner of 20,000 shares of ICO Common Stock issuable upon the exercise of stock options granted under ICO's various employee stock option plans. None of the other proxies granted in connection with this acquisition is currently in effect.


CERTAIN CHANGE OF CONTROL MATTERS

10-3/8% Senior Notes Due 2007


      Pacholder Associates, Inc., ("PAI") which is majority-owned by Dr. Al O. Pacholder, Sylvia A. Pacholder and William J. Morgan, may be deemed to beneficially own the following 10-3/8% Senior Notes due 2007 of ICO (the "Senior Notes"):

      o $1,725,000 in face value owned by Pacholder High Yield Fund, Inc. for which PAI may be deemed to possess dispositive authority; and

      o $2,275,000 in face value owned by three PAI clients for which PAI may be deemed to possess dispositive authority.

The indenture pursuant to which ICO's Senior Notes were issued contains a number of covenants, including a change of control provision that requires ICO to repurchase all of the Senior Notes at a repurchase price in cash equal to 101% of the principal amount of the Senior Notes upon the occurrence of a change of control. A change of control is defined under the indenture as:

      o the sale, lease or other disposition of all or substantially all of the assets of ICO and its restricted subsidiaries;

      o the adoption of a plan relating to the liquidation or dissolution of ICO;


      o any person or group becoming the beneficial owner of more than 50% of the total voting power of the voting stock of ICO; or


      o a majority of the members of the Board of Directors no longer being continuing directors.

The indenture defines continuing directors as the members of the Board of Directors on the date of the indenture and members that were nominated for election or elected to the Board of Directors with the affirmative vote of a majority of the continuing directors who were members of the Board at the time of such nomination or election. The indenture also restricts certain mergers, consolidations or dispositions of all or substantially all of ICO's assets.


$6.75 Convertible Exchangeable Preferred Stock


      Pursuant to the Statement of Designation ("Statement of Designation") Establishing $6.75 Convertible Preferred Exchangeable Stock (the "Preferred Stock"), holders of Preferred Stock are entitled to special conversion rights upon a change of control or a Fundamental Change (both of which are defined below).

      Upon a change of control, a holder of Preferred Stock is entitled to convert all, but not less than all, of the holder's Preferred Stock into Common Stock of ICO at the special conversion price, which is defined as the greater of $5.17 and market value (as defined in the Statement of Designation). ICO may, at its option, provide cash equal to the market value of the Common Stock multiplied by the number of shares of Common Stock into which such shares of Preferred Stock would have been convertible prior to the change of control in lieu of providing Common Stock.

      A change of control is deemed to have occurred under the Statement of Designation in the event that any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquires beneficial ownership (as defined in the Exchange Act) of 50% of the Common Stock of ICO. A change of control will not be deemed to have occurred with respect to any transaction that constitutes a Fundamental Change.

      Upon the occurrence of a Fundamental Change, each holder of Preferred Stock is entitled to convert all, but not less than all, of the holder's Preferred Stock into the kind and amount of cash, securities, property or other assets receivable upon such a Fundamental Change by a holder of the number of shares of Common Stock into which such shares of Preferred Stock would have been convertible immediately prior to such Fundamental Change at the special conversion price. ICO or a successor corporation, as the case may be, may, at its option, provide cash equal to the market value of the Common Stock multiplied by the number of shares of Common Stock into which such shares of Preferred Stock would have been convertible prior to the change of control in lieu of providing the consideration required above. Unless converted, Preferred Stock which becomes convertible pursuant to a Fundamental Change will remain convertible into the kind and amount of cash, securities, property or other assets that the holder of the Preferred Stock would have owned immediately after the Fundamental Change if the holders had converted the Preferred Stock immediately before the effective date of the Fundamental Change.

      A Fundamental Change means:


      o the occurrence of any transaction or event in connection with which all or substantially all of the Common Stock of ICO is exchanged for, converted into or acquired for cash, securities, or other property (whether by means of an exchange offer, liquidation, tender offer, merger or otherwise); or


      o the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of ICO's property, business or assets.

A Fundamental Change will not be deemed to have occurred with respect to either of the following transactions or events:

      o any transaction or event in which more than 50% of the consideration received by holders of Common Stock consists of Marketable Stock (as defined below), or

      o any consolidation or merger of ICO in which the holders of Common Stock of ICO immediately prior to such transaction own, directly or indirectly,


            o 50% or more of the common stock of the sole surviving corporation (or of the ultimate parent of such sole surviving corporation) outstanding at the time immediately after such consolidation or merger, and


            o securities representing 50% or more of the combined voting power of the surviving corporation's voting stock (or of voting stock of the ultimate parent of such surviving corporation) outstanding at such time.


All or substantially all regarding Common Stock means 66-2/3% or more of the aggregate outstanding amount.


      Marketable Stock means common stock of any corporation that is the successor to all or substantially all of the business or assets of ICO as a result of a Fundamental Change (or of the ultimate parent of such successor), which is listed or quoted on a national securities exchange, the NASDAQ NMS or any similar system of automated dissemination of quotations or securities prices in the United States.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires ICO's officers and directors, and persons who own more than 10% of a registered class of ICO's equity securities, to file reports of ownership and changes in ownership with the SEC and NASDAQ and to furnish ICO with copies of all reports filed. Based solely on the review of the reports furnished to ICO, ICO believes that, during fiscal 2000, all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were met, except for the following transactions that required a Form 4 filing: Mr. Walter L. Leib's untimely reporting of three purchase transactions in December of 1999 and September of 2000 regarding a total of 1,100 shares of Common Stock and 700 shares of Preferred Stock and Mr. George S. Sirusas' untimely reporting of one purchase transaction in October of 2000 regarding 1,000 shares of Preferred Stock. Messrs. Leib and Sirusas have now reported these transactions.


                             SOLICITATION OF PROXIES


      The solicitation of proxies on behalf of the Board of Directors will be conducted by mail, personally or by telephone, telegram, over the Internet or by other forms of wire or facsimile communication. Officers and employees of ICO may solicit proxies and will not receive additional compensation for this. ICO has retained Innisfree M&A Incorporated ("Innisfree") to assist in the solicitation of proxies for a fee of $50,000 plus out-of-pocket expenses. Innisfree will employ approximately 50 people to solicit ICO's Shareholders. In addition to solicitation of proxies, Innisfree will provide advisory services as requested pertaining to the solicitation of proxies. ICO will also indemnify Innisfree against certain liabilities and expenses relating to the proxy solicitation, including liabilities under the federal securities laws.

      ICO estimates the aggregate amount to be spent in connection with the solicitation of proxies to be $_____ (including professional fees and expenses, but excluding costs represented by salaries and wages of regular employee of ICO and excluding the normal expenses of an uncontested election at an annual meeting). ICO will pay the cost of soliciting proxies. Upon request, ICO will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of Common Stock. Total expenditures to date have been approximately $_____.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

      PricewaterhouseCoopers LLP, independent accountants, examined ICO's consolidated financial statements for the fiscal year ended September 30, 2000, and, in connection with their audit function, reviewed ICO's Annual Report to Shareholders and certain of its filings with the SEC. The Board of Directors has re-employed the firm of PricewaterhouseCoopers LLP as independent accountants for ICO for fiscal 2001, subject to Shareholders' ratification at the Annual Meeting. If ratification is not obtained, the Board intends to continue the employment of PricewaterhouseCoopers LLP at least through fiscal 2001. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Shareholders' Meeting, with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions at the Annual Meeting.


AUDIT FEES

      The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of ICO's annual financial statements for the fiscal year 2000, and the reviews of the financial statements included in ICO's Forms 10-Q for fiscal year 2000, were $_______.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

      There were no fees billed for professional services rendered by PricewaterhouseCoopers LLP relating to financial information systems design and implementation.

ALL OTHER FEES

      The aggregate fees for all other services rendered by PricewaterhouseCoopers LLP for fiscal year 2000, other than the services in the preceding two sections, were $_______.


                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS


      Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a Shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when ICO holds an annual or special meeting of Shareholders. Under Rule 14a-8, proposals that Shareholders intend to have included in ICO's proxy statement and form of proxy for the 2002 Annual Meeting of Shareholders must be received by ICO no later than ___________, 2001. However, if the date of the 2002 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2001 Annual Meeting of Shareholders, the deadline is a reasonable time before ICO begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to Shareholders. Shareholder proposals must also be otherwise eligible for inclusion.


      If a Shareholder desires to bring a matter before an annual meeting and the proposal is submitted outside the process of Rule 14a-8, the Shareholder must follow the procedures set forth in ICO's Bylaws. ICO's Bylaws provide generally that Shareholders who wish to nominate directors or to bring business before an annual meeting must notify ICO and provide certain pertinent information at least 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders. Therefore, Shareholders who wish to nominate directors or to bring business before the 2002 Annual Meeting of Shareholders must notify ICO no later than _______ __, 2001.

                           FORWARD-LOOKING STATEMENTS

      Statements regarding the Board's and its adviser's review of strategic alternatives, future values, as well as any other statements that are not historical facts are forward-looking statements under applicable securities laws. When words such as "anticipate," "believe," "estimate," "intend," "expect," "plan" and similar expressions are used, they are intended to identify the statements as forward-looking. Forward-looking statements involve certain risks, uncertainties and assumptions including, but not limited to, outcome of the Board's review, the market for ICO's business and securities, demand for ICO's services and products, business cycles and other conditions of the oil and gas and petrochemical industries, prices of commodities, acquisition risks, international risks, and other factors detailed in ICO's Form 10-K for the fiscal year ended September 30, 2000, and its other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.


             OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

      ICO knows of no matters other than those stated above which are to be brought before the Annual Meeting. It is intended that the persons named in the proxy will vote your stock pursuant to discretionary authority granted in the proxy according to their best judgment if any other matters do properly come before the Meeting.


      Whether or not you intend to be present at this meeting, you are urged to return the enclosed proxy card promptly. If you are present at the meeting and wish to vote your stock in person, this Proxy shall, at your request, be returned to you at the meeting.


By Order of the Board of Directors,


/s/ AL O. PACHOLDER                              /s/ SYLVIA A. PACHOLDER

Al O. Pacholder                                  Sylvia A. Pacholder
Chairman of the Board and                        Chief Executive Officer,
Chief Financial Officer                          President and Secretary

Dated:  _________ __, 2001

                                                                      APPENDIX A

                             AUDIT COMMITTEE CHARTER
                                  OF ICO, INC.,
                     A TEXAS CORPORATION (THE "CORPORATION")
                                   AS AMENDED
                                DECEMBER 5, 2000

I.       PURPOSE

         The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:


            Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

            Review and appraise the audit efforts and independence of the Corporation's independent accountants.

            Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

            Review the financial reports and other financial information provided by the Corporation to the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's significant accounting and financial reporting principles, practices and procedures.


         The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II.      COMPOSITION

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Effective June 14, 2001, for purposes of determining whether a committee member is independent, NASD rule 4200 (and any amendment or replacement of this rule), which provides a definition of an "independent director," shall be used. Notwithstanding the above, one director who is not independent as defined in NASD Rule 4200, and is not a current employee or an immediate family member of such employee, may be appointed to the audit committee, if the Board of Directors determines that membership on the committee by the individual is required by the best interests of the Corporation and its shareholders, in accordance with NASD Rule 4310. All members of the Committee shall be able to read and understand fundamental financial statements, including the Corporation's balance sheet, income statement, statement of comprehensive income, and cash flow statement, and at least one member of the Committee shall have accounting or related financial management expertise.


         The members of the Committee, including the Chairman of the Committee, shall be elected by the Board annually or until their successors shall be duly elected and qualified.


III.     MEETINGS

         The Committee shall meet at least two times annually, or more frequently as circumstances dictate or as required by the Board. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately.

IV.      AUTHORITY, RESPONSIBILITIES AND DUTIES

         The Committee shall have the full authority to act on behalf of the Board with respect to the Purpose, Responsibilities and Duties of the committee as set forth in this Charter. The Committee has the authority to conduct or authorize investigations into any matters within the Committee's scope of Purpose, Responsibilities and Duties as set forth in this Charter. The Committee is empowered to retain, at the Corporation's expense, independent counsel and other professionals to assist in the conduct of any such investigation.

         The Committee shall have the following responsibilities and duties:

Documents/Reports Review


         1. Review and update this Charter periodically, at least annually, as conditions dictate.


         2. Review the organization's annual financial statements and any reports or other financial information submitted to the Securities and Exchange Commission, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

         3. Prepare a letter for inclusion in the annual report that describes the Committee's composition and responsibilities, and how such responsibilities were discharged.

         4.  Report Committee activities to the Board at regular intervals.

Independent Accountants


         5. The independent accountants are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the accountants annually and, when circumstances warrant, approve any proposed discharge of accountants.


         6. Recommend to the Board of Directors the selection of the independent accountants, considering the independence and performance of the independent accountants. The Committee shall ensure its receipt from the independent accountants of a formal written statement delineating all relationships between the accountants and the Corporation and shall review and discuss with the accountants all significant relationships with the Corporation to determine the accountants' independence, consistent with Independence Standards Board Standard No. 1.

         7. Meet annually in private with the Corporation's independent accountants to discuss any matters which the Committee or the independent accountants wish to discuss.


Financial Reporting Processes



         8. Discuss with the accountants the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees) and any matters brought to the Committee's attention as a result of the application of the Statement of Auditing Standards No. 71 (Interim Financial Information).


         9. In consultation with the independent accountants, review the integrity of the Corporation's financial reporting processes, both internal and external.

        10. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

        11. Consider and approve, if appropriate, major changes to the Corporation's accounting principles and practices as suggested by the independent accountants or management.

Process Improvement


        12. Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties, if any, encountered during the course of the audit, including any restrictions on the scope of work or access to required information.


        13. Review significant disagreements, if any, among management and the independent accountants in connection with the preparation of the financial statements.

        14. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices have been implemented.

Ethical and Legal Compliance


        15. Establish, review, and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.


        16. Review management's monitoring of the Corporation's compliance with the Code of Ethical Conduct, and management's review system which enables the corporation's financial statements, reports and other financial information to be disseminated to governmental organizations, and the public in compliance with legal requirements.

        17. Review, with the Corporation's counsel, legal compliance matters including corporate securities trading policies.

        18. Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

        19. Perform any other activities consistent with this Charter, the Corporation's By-laws, governing law, and NASD rules as the Committee or the Board deems necessary or appropriate.

                                     PROXY

                                PRELIMINARY COPY


                                    ICO, INC.


               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING ___________, 2001



      The undersigned hereby appoints Al O. Pacholder and Sylvia A. Pacholder, or any one of them, proxies of the undersigned, each with the power of substitution, to vote all shares of common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of ICO, Inc. to be held in Houston, Texas on ___________ ___, 2001, and any adjournment of such meeting on the matters specified and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the Notice of, and a Proxy Statement for such Annual Meeting.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY (INDICATED BY MARKING THE APPROPRIATE BOXES BELOW), THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

The Board of Directors recommends a vote FOR proposals 1 and 2


                                                              FOR         WITHHOLD         FOR except vote
                                                              ALL         ALL              withheld from the
                                                                                           following nominees
1.  Election of Directors Nominees:
01 William E. Cornelius, 02 Howard P. Tuckman,
03 George S. Sirusas                                          [ ]           [ ]                    [ ]
(terms to expire at 2004 Annual
Meeting of Shareholders)

Nominee Exceptions

                                                              FOR           AGAINST     ABSTAIN
                                                              ---           -------     -------
2.  The ratification of the appointment of
PricewaterhouseCoopers LLP as
independent accountants.                                      [ ]             [ ]         [ ]

3.  WITH DISCRETIONARY AUTHORITY AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


-----------------------------------------            ---------------------------------------------------------
                                                     Signature(s)                                         Date



-----------------------------------------            ---------------------------------------------------------
                                                     Signature(s)                                         Date


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Please sign, date and return the Proxy Card promptly, using the enclosed envelope.